SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[x]	Soliciting Material Under Rule 14a-12

CONMED Corporation

(Name of Registrant as Specified In Its Charter)

Voce Catalyst Partners LP

Voce Capital LLC

Voce Capital Management LLC

J. Daniel Plants

James W. Green

Dr. Alan L. Kaganov

Jeffrey M. Nugent

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Voce capital responds to conmed board changes

Questions Board’s Process and Judgment in New Appointments

Voce’s Independent Nominees Offer Shareholders Ability to Choose Best Combination of Directors

SAN FRANCISCO – February 27, 2014 – Voce Capital Management LLC (“Voce”) sent a letter today to the Board of Directors of CONMED Corporation (“ConMed” or the “Company”) (Nasdaq:CNMD), responding to the appointment of two new directors to the Board.

On February 11, 2014 Voce announced its intention to nominate four independent candidates to the Board at this year’s annual meeting; on February 19, Voce took the further step of filing its preliminary proxy statement, disclosing additional details about the nominees. Voce’s distinguished nominees include James W. Green, the CEO and a director of Analogic Corporation (Nasdaq:ALOG); Dr. Alan L. Kaganov, a partner at U.S. Venture Partners and former head of Business Development and Strategic Planning at Boston Scientific Corporation (NYSE:BSX); and Jeffrey M. Nugent, a twenty-five year veteran of Johnson & Johnson and the former CEO of several public and private companies, including Revlon, Inc. (NYSE:REV).

At no time did the Company communicate with Voce or ask to interview these highly qualified candidates. Rather, the Company responded to the nominations by appointing Jerome Lande and Curt Hartman to the Board, pursuant to a February 25, 2014 settlement agreement with Coppersmith Capital (Mr. Lande’s investment vehicle). Voce questions the wisdom of each of these choices, albeit for different reasons. Voce points out that these same two individuals unsuccessfully attempted to win election to the Board of Alere Corporation (NYSE:ALR) last year, and both serious and troubling questions were raised about each candidate by the Alere Board and by one of Alere’s advisors who is currently representing ConMed in this proxy contest. Voce believes ConMed’s shareholders deserve to know what has changed since then to justify the appointment of these gentlemen to ConMed’s Board now. In fact, Voce interviewed Mr. Hartman as a potential nominee for its slate of directors and passed him over for that role in part due to these concerns.

J. Daniel Plants, Voce’s Managing Partner, said “these appointments in reaction to our nominations cast significant doubt, in our view, as to whether this was the result of a genuine assessment of the quality and fitness of the Board’s designees or simply an effort by the Board to depict itself as responsive to shareholder concerns while attempting to insulate itself from the possible election of our nominees.”

Mr. Plants continued: “The settlement contains several concessions Voce would have never agreed to in this situation, including a lengthy two-year standstill, which we believe will further limit the effectiveness of the Board’s designees in representing shareholder interests.”

Mr. Plants concluded: “Our independent nominees are superior to any combination of the Board’s current line-up. ConMed shareholders should be allowed to elect the group of nominees that will best represent shareholder interests, rather than having the Board’s hand-selected group forced upon them with no alternative. By offering our nominees, we’re giving shareholders an opportunity to choose which they would otherwise lack. We look forward to the annual meeting.”

About Voce Capital Management

Voce Capital Management LLC is an employee-owned investment manager and the advisor to Voce Catalyst Partners LP, a private investment partnership.

CONTACT INFORMATION:	J. Daniel Plants, Managing Partner
Voce Capital Management
(415) 489-2601

David Drake, President
Georgeson, Inc.
(212) 440-9861

The full text of Voce’s letter follows:

February 27, 2014

Members of the Board of Directors

CONMED Corporation

525 French Road

Utica, New York 13502

Attention: General Counsel

Lady and Gentlemen:

Voce Capital Management LLC (“VCM”) is the investment advisor to Voce Catalyst Partners LP (“VCP” and, together with VCM, “Voce”), a shareholder of CONMED Corporation (“ConMed” or the “Company”).

On November 11, 2013 we sent you an exhaustive letter summarizing months of analysis of ConMed; you responded with a six-paragraph set of talking points that failed to address directly a single issue we’d raised. After an unsatisfactory meeting with Mr. Tryniski in December, and a lack of any attention by the Company to our concerns, on February 11, 2014 we announced our intention to nominate four independent candidates to the Board at this year’s annual meeting; on February 19 we took the further step of filing our preliminary proxy statement, disclosing additional details about our nominees, our shareholdings and the history of contacts between Voce and ConMed. While the Company acknowledged our nominations in a press release, at no time did it communicate with us or ask to interview our candidates.

Rather, the Company responded to our nominations by appointing Jerome Lande and Curt Hartman to the Board, pursuant to a February 25 settlement agreement with Coppersmith Capital (Mr. Lande’s investment vehicle). We question the wisdom of each of these choices, albeit for different reasons. More fundamentally, their appointment to the ConMed Board in reaction to our nominations casts significant doubt, in our view, as to whether this was the result of a genuine assessment of the quality and fitness of the new designees or simply an effort by the Board to depict itself as responsive to shareholder concerns while attempting to insulate itself from the possible election of our nominees. Finally, the settlement contains several concessions that Voce would’ve never agreed to in this situation, including a lengthy two-year standstill, which we believe will further limit the effectiveness of the Board’s designees in representing shareholder interests. We write to express our concerns over these puzzling developments.

* * *

One cannot help but notice that ConMed’s newest pair of directors also tried to engineer their way onto the Board of Alere Corporation (NYSE:ALR), a medical diagnostics company, just a few months ago. Not only did they lose – they failed to win a single seat despite the fact that there were four open slots1 – but the concerns raised by the conduct of Coppersmith’s campaign, and the unrefuted reputational issues Alere surfaced about both gentlemen, remain unresolved and cast a long shadow over their appointment to the Board of our Company.

In June 2013, Alere announced it was nominating four new individuals to its Board.2 Coppersmith then disclosed it was nominating three dissident directors: Mr. Lande; Mr. Hartman; and Theodore Martin. From the jump, it emerged that Coppersmith had violated the proxy rules by failing to disclose a previous business relationship between Mr. Lande and Mr. Martin.3

But there were also real doubts raised about their qualifications and fitness to serve. Alere’s examination of Mr. Hartman’s tenure at Stryker, and his qualifications for Board service, was exacting and thusly summarized: “Senior executive experience mostly as a financial officer, with CEO operating experience limited to eight months as interim CEO, no public company board service.” And: “After 22-year track record with Stryker, and eight months as interim CEO, Stryker board passed over Hartman for full-time job in favor of another internal candidate with 18 months tenure at Stryker.”4

Yet that was only the beginning. Alere also said:

In addition, sources disclosed that Mr. Hartman was the subject of multiple allegations of sexual harassment during his tenure at Stryker and that these allegations were settled confidentially for substantial monetary payments. Specifically, we learned that three sexual harassment claims against Mr. Hartman were settled by Stryker, including one after he ceased to be interim CEO, and we believe that these events may have been a factor contributing to Mr. Hartman being passed over for the full-time CEO position.5

Alere didn’t just float these charges as a trial balloon, nor whisper them behind closed doors; it was confident enough to publish them in a press release and then file it with the SEC. Why would a sophisticated, publicly-traded company have made such salacious allegations which, if untrue, could be defamatory and could result in significant liability and punitive

________________________

1 Alere 8-K, dated August 12, 2013.

2 Alere PREC 14A, June 7, 2013.

3 Alere Open Letter to Stockholders, August 2, 2013.

4 Alere Schedule 14A, July 29, 2013.

5 Alere Schedule 14A, August 2, 2013 (emphasis added).

damages – unless it believed it had a firm basis for making these statements? Moreover, we note that Alere’s nominees included Mr. Hartman’s previous boss, former Stryker CEO Steve MacMillan, who would have been in possession of the facts supporting such allegations. Neither Coppersmith nor Mr. Hartman ever specifically refuted the charges leveled by Alere, and we understand Mr. Hartman never pursued legal action against Alere.6 We further note that a core member of ConMed’s current advisory team – the firm of Joele Frank, Wilkinson Brimmer Katcher – also represented Alere in the proxy contest against Coppersmith and placed their name at the bottom of the public communications which leveled the allegations to which we refer above.

In fact, Voce interviewed Mr. Hartman as a potential nominee for our slate of directors and passed him over for the role. Our decision was based on two factors. First, we were (and still are) troubled by the gravity, and specificity, of the unrebutted allegations that Alere raised against him. Second, Mr. Hartman, who has been unemployed since his termination from Stryker in October 2012, made clear to us that he was pursuing board seats as a source of income and was interested in being appointed as ConMed’s CEO if we were successful in electing directors. We felt it would be a conflict of interest to nominate a director whose personal agenda differed from that of the shareholders’; specifically, we feared that Mr. Hartman’s focus on long-term board service, and his hopes of landing a lucrative senior management role, might compromise his independent judgment in evaluating various strategic alternatives, including a potential sale of the Company, even if the latter might maximize shareholder value; and we were concerned that his evaluation of potential management changes might also be colored by his own desires or needs.

* * *

________________________

6 Ironically, despite blasting Alere for its “baseless mudslinging,” (Coppersmith Schedule 14A, August 5, 2013) it also slung some mud of its own, saying that “[i]t has been widely reported than Mr. MacMillan’s resignation was provoked by his relationship with an employee.” Coppersmith Presentation to Shareholders, July 2013.

We’re likewise mystified by the decision to appoint Jerome Lande to the Board. The issue is not whether Mr. Lande owns a significant amount of stock or even whether he currently owns more stock than we do – both statements are true. The critical question is whether he’s the best qualified candidate to sit on the ConMed Board. Mr. Lande is an undistinguished 37 year-old investor with relatively narrow, and junior, experience. His claim to fame seems to be his management of Coppersmith Capital, which he formed in 2012. After scrutinizing him, here is how Alere (and the Company’s current advisor, Joele Frank) summarized Mr. Lande’s qualifications last August:

Jerome Lande is an activist fund manager with no operating experience in healthcare and no public company board experience, despite several attempts to have himself elected. At his predecessor firm (the now defunct MMI Investments), Lande obtained Board seats for its nominees at three companies following proxy contests during or after 2008. At two of these three companies, the stock price fell dramatically (declines of 88% and 58%, respectively) during the tenure of MMI’s director candidates on the board. In addition, at all three of these companies, stockholder returns during the tenure of MMI’s director candidates underperformed the relevant market and sector indices for each company, underperforming on average by 70% and 47%, respectively.7

We believe the facts demonstrate that Mr. Lande’s true motivation in finagling his ConMed Board appointment is the rehabilitation of his reputation, which was tarnished by the Alere debacle. After our November 11 letter to the Board, Mr. Lande reached out to us through several channels to express his support for our demands for change at the Company. Coppersmith’s trading history from the Schedule 13-D filed on January 27, 2014 confirm that it wasn’t even a shareholder of ConMed at the time of our letter and, in fact, didn’t begin purchasing shares until December 30, 2013. Were Mr. Lande solely focused on creating shareholder value, one would have expected him to have continued supporting our campaign and our distinguished group of nominees as the cleanest and clearest path to unlocking shareholder value. Other than self-aggrandizement, what purpose is served by promoting his own candidacy for the Board rather than supporting an existing campaign, led by the shareholder that initiated it, which has gained significant traction and which already has a pending proxy statement on file?

We have no reason to believe Mr. Lande will be an effective guardian of ConMed shareholder interests. Mr. Lande was apparently so desperate to get on the Board that he made a number of highly questionable concessions in his settlement negotiations, including agreeing to be muzzled by a two-year standstill agreement as the price of admission. In our view, it’s hard to see what he will be able to accomplish from this perch, other than preening over how he muscled his way into his first Board seat. That may be good for Coppersmith’s image and business plan but we fail to see how it benefits ConMed’s shareholders.

* * *

________________________

7 Alere Schedule 14A, August 2, 2013.

Shareholders also deserve an explanation for the rapid, and incomplete, process ConMed undertook in selecting its designees. Our nominees Messrs. Green, Kaganov and Nugent all have extensive operational experience in medical devices – something that both Hartman (a CFO) and Lande lack. We selected these nominees precisely because each brought a missing skillset to the ConMed Board; and unlike Hartman and Lande, each also brings CEO experience in medical devices. Also in contrast to Messrs. Lande and Hartman, Messrs. Green, Kaganov and Nugent are independent of one another and of Voce. Yet the ConMed Board didn’t even bother to interview our candidates before rushing into the shotgun marriage with Coppersmith. We’ll simply quote what Coppersmith itself had to say about Alere’s nomination process when the shoe was on the other foot: “In response to our nominations Alere replaced its incumbent directors with new hand-picked candidates in what appears to be a defensive, reactionary move intended to masquerade as a real commitment to change.”8

The apparent horse-trading by which ConMed sold the arrangement internally is also revealing. The agreement to add a tenth director makes the Board – already too large for a company this size – even more unwieldy. While we’re glad to see Messrs. Daniel and Schwartz depart, by what divine right is Eugene Corasanti entitled to retain his Board sinecure through 2015? E. Corasanti – with his many perqs and multiple compensation schemes – is the apotheosis of the Board’s myriad governance failures and his continued presence on the Board is inexcusable. Isn’t the Corasanti family adequately represented by its scion, J. Corasanti, who remains CEO and also a director?

A review of the settlement agreement with Coppersmith raises still more concerns as it appears to us to have allowed itself to be coopted in exchange for its two Board seats.9 As previously noted, Coppersmith has committed to a two-year standstill – excessively long, in our view, under the circumstances.10 During this period, Coppersmith has agreed to be restricted from doing essentially anything, such as “influencing the Board or management of the Company” or making “any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs.” The standstill expires in February 2016, only 30 days before the notification deadline for business at that year’s annual meeting.

In addition, the agreement specifically reserves the right for ConMed to add another director if it issues in excess of 15% of its outstanding common stock in an acquisition.  This is a highly unusual provision for a settlement agreement of this type that strongly suggests to us ConMed is contemplating diluting shareholders with a large acquisition.  Furthermore, if ConMed were to issue between 15% and 20% of its common stock in a transaction, shareholders will have no vote on the matter and the purported “shareholder representative” has already negotiated away substantial leverage to oppose such a deal by ceding his ability to resist an increase in board size.

* * *

 ________________________

8 Coppersmith Presentation to Alere Shareholders, July 2013.

9 Nomination and Standstill Agreement, February 25, 2014; ConMed 8-K dated February 26, 2014.

10 Out of the 26 publicly filed settlement agreements during the first ten months of 2013, no shareholder receiving only one or two seats on a non-staggered board consented to a two-year standstill.

Imagine for a moment that Voce, or any other shareholder including Coppersmith itself, had nominated Mr. Hartman or Mr. Lande to ConMed’s Board; one need not speculate on the withering examination to which each would have been subjected, as we can simply look at what ConMed’s advisor now (Joele Frank) said about them then. Given the grave concerns that were raised, and the conclusion by Alere’s Board and ultimately by Alere’s shareholders that each was unfit to serve on its Board, it is incumbent on ConMed to justify to shareholders why it believes the designees are appropriate choices to serve on ConMed’s Board and to explain the specific steps the Board took to investigate these issues, and what it learned, prior to appointing them.

It’s no surprise ConMed’s stock fell upon the announcement of the Board’s reshuffling. We believe shareholders see it for what it is: An effort by ConMed to prevent shareholders from electing credible, external directors who haven’t been selected by the Board, are not beholden to management nor handcuffed by a standstill agreement.

Our preliminary proxy presciently stated that “[w]e do not believe that the Board is acting in the best interests of the Company’s shareholders and are skeptical of the motivations behind any actions the Company may take in response to Voce’s nominations of directors and to the filing of this Proxy Statement. Accordingly, if the Company, in response to Voce’s nomination of directors and to the filing of this Proxy Statement, makes any changes to its Board, nominates individuals not on its current Board .. . . or takes any other action pertinent to the concerns Voce has expressed about the Company, Voce specifically reserves the right to amend this Proxy Statement, including by substituting and/or increasing the number of its director nominees . . . .”11 Pending the Company’s response to the concerns expressed herein, we continue to preserve all avenues to protect shareholder interests and will not hesitate to use every option at our disposal to do so.

Our independent nominees are superior to any combination of the Board’s current line-up. ConMed shareholders should be allowed to elect the group of nominees that will best represent shareholder interests, rather than having the Board’s hand-selected group forced upon them with no alternative. By offering our nominees, we’re giving shareholders an opportunity to choose which they would otherwise lack. We look forward to the annual meeting.

________________________

11 Voce PREC 14A February 19, 2014.

Respectfully yours,
VOCE CAPITAL management LLC

By:	/s/ J. Daniel Plants
J. Daniel Plants
Managing Partner

VOCE CATALYST PARTNERS LP, VOCE CAPITAL LLC, VOCE CAPITAL MANAGEMENT LLC AND J. DANIEL PLANTS (COLLECTIVELY, “VOCE”) INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT WRITTEN PROXIES FROM THE STOCKHOLDERS OF CONMED CORPORATION (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY VOCE, JAMES W. GREEN, ALAN L. KAGANOV AND JEFFREY M. NUGENT (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF THE COMPANY, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE COMPANY AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, VOCE WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD (WHEN AVAILABLE) WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY VOCE WITH THE SEC ON FEBRUARY 19, 2014. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

# # #